Exhibit 99.(h)(2)

Fee Waiver Agreement

Value Line Securities, Inc. (the “Distributor”) agrees to the following fee waivers:

Value Line Income and Growth Fund, Inc: The Distributor waives .05% of the Rule 12b-1 fee for the period March 1, 2009 – April 30, 2010;

Value Line Asset Allocation Fund, Inc.: The Distributor waives .10% of the Rule 12b-1 fee for the period March 1, 2009 – July 31, 2010;

Dated this 12th day of March, 2009

On behalf of the Distributor

Mitchell Appel, President
EULAV Asset Management, L.L.C.
Value Line Securities, Inc.

Received:

Emily Washington, Treasurer
Value Line Mutual Funds